                                                                      EXHIBIT 10

                             KNIGHT-RIDDER, INC.
                           LONG-TERM INCENTIVE PLAN


INTRODUCTION AND OVERVIEW

The Knight-Ridder Long-term Incentive Plan (the "Plan") is intended to motivate and reward senior executives for creating shareholder value that is equal to or greater than that created by other leading newspaper companies. Specific Plan objectives include:

         - Focus participants on total shareholder return ("TSR"), defined as stock appreciation plus dividends (assuming that dividends are reinvested in Knight-Ridder stock)

         - Link rewards to the level of TSR achieved as well as to Knight-Ridder's TSR relative to that of other companies that comprise the S&P Publishing/Newspaper Index

         - Provide participants the opportunity to earn compensation commensurate with performance, including superior rewards for superior performance

The Plan covers a single three-year period, from 1997 through 1999. Early in the period, participants will receive grants of restricted shares of Knight-Ridder stock. Vesting of these shares will depend on the TSR for Knight-Ridder stock from December 1996 through December 1999 compared to the median TSR for the stock of the other companies in the S&P Publishing/Newspaper Index during the same period. Depending on the TSR for Knight-Ridder relative to the median of the comparison companies, anywhere between 0 and 100% of the restricted shares will vest.

If and when vesting occurs, participants will have the right to sell the shares. Upon vesting, participants will also receive a payment (in either cash or stock) equal to the dividends that were paid on the vested shares between January 1, 1997 and December 31, 1999, as well as any additional value that would have accrued if each of those dividends had been invested in Knight-Ridder stock on the last business day of the quarter in which it was paid. Unvested shares will be forfeited, and no dividend-related payments will be made on them.

PLAN ADMINISTRATION

The Plan will be administered by the Compensation Committee of the Knight-Ridder, Inc. Board of Directors (the "Committee"). The Committee has the authority to interpret the provisions of the Plan and to make any rules and regulations necessary to administer the Plan. The Committee's decision is final in all matters of judgment pertaining to the Plan, and the Committee may, without notice, amend, suspend or revoke the Plan.

PARTICIPATION

Participants will include selected officers whose participation is approved by the Committee based on the Committee's assessment of their ability to have significant impact on Knight-Ridder's TSR.

Participants can be added up until December 31, 1998 (i.e., as long as there is at least one year of the performance measurement period remaining) in the event of promotions or new hires who meet the participation criteria.

GRANT SIZE

The value of the shares granted to each initial participant will equal 75% of the individual's salary as of January 1, 1997 for each year of the Plan. The number of shares granted will equal this value divided by the average daily closing price of Knight-Ridder's stock during December 1996.

If a participant is added to the Plan after the initial grant is made, the value of the shares at grant will be reduced from three times 75% of salary on a pro rata basis to reflect the number of full calendar months in the period of participation. The salary to be used for this purpose shall be the annual rate of salary in effect for the participant as of the first day of the month in which the award is made. The stock price for computing the number of shares shall be the average daily closing price of KRI stock during the last completed calendar month prior to the making of the award.

VESTING

As long as Knight-Ridder's TSR is positive, the percentage of restricted shares that vest will be determined based on the relationship between Knight-Ridder's TSR and the median TSR of the five companies (other than Knight-Ridder) in the S&P Publishing/Newspaper Index. If Knight-Ridder's TSR is not positive, then no shares will vest, regardless of relative positioning.

The five other companies in the S&P Publishing/Newspaper Index are Dow Jones & Company, Inc., Gannett Co., Inc., The New York Times Company, The Times Mirror Company, and Tribune Company. The median will equal the middle-ranked TSR of the five companies. If any of the five Companies in the S&P Publishing Newspaper Index changes substantially or is no longer part of the Index at the end of the performance period, then the median comparison shall be with the five Companies that then make up the S&P Publishing Index.

If one or more of these companies changes substantially or no longer exists by the end of the performance measurement period, the Committee will decide on the companies that will be used for the relative TSR comparison.

TSR for each company will equal compound annual price appreciation plus dividends, assuming the dividends were reinvested in the company's stock at the end of each quarter in which a dividend is paid. The beginning stock price for each company will equal the average daily closing price for December 1996, and the ending stock price will equal the average daily closing price for December 1999. The attached document entitled "Calculation of Total Shareholder Return" describes the procedure for calculating compound annual TSR and illustrates the approach with examples.

If Knight-Ridder's TSR is positive, then the relationship between vesting and TSR relative to the peer median will be as follows:

         -       No shares vest if TSR is below the peer median

         -       15% of the shares vest if TSR is equal to the peer median

         - 20% of the shares vest if TSR is equal to 1% above the peer median

         - 100% of the shares vest if TSR is equal to 5% above the peer median

         - Interpolation will be used to determine the number of shares that vest for TSR between median and 1% above median and between 1% and 5% above median

All TSR calculations for purposes of the Plan will be rounded to one decimal point.

Once shares have vested, participants are free to either continue to hold them or to sell them. Participants may not assign their awards under the Plan before the awards have vested.

OTHER PLAN FEATURES

         TERMINATION


Plan participation will end and vesting rights will be forfeited if a participant dies, becomes disabled, or retires on or before the end of the first year of the performance measurement period (i.e., December 31, 1997). If death, disability or retirement occurs on or after January 1, 1998, then vesting will occur on the same date as for participants who continue to be employed through the end of the performance measurement period, but on a pro rata basis to reflect the percentage of the three-year period that was worked. Participants will receive a form to complete designating a beneficiary in the event of death on or after January 1, 1998.

Termination for reasons other than death, disability, or retirement will result in immediate forfeiture of vesting rights and termination of participation in the Plan.

         DIVIDEND-RELATED PAYMENTS

In January 2000, the vesting percentage for the shares will be calculated. If shares have vested, the payments due to participants associated with the dividends will be paid. The amount of these payments will be determined by calculating the number of shares that would result from the reinvestment of dividends on one share of KRI stock (as described in the attached document under the heading "Calculating the Impact of the Reinvestment of Dividends") and multiplying this amount by the number of shares which have vested. The Committee, in its discretion, shall determine whether the amount so calculated will be paid in cash or shares of KRI stock. If payment is to be made in stock, Knight-Ridder will deliver to the participant the number of shares of KRI stock resulting from the above calculation, plus cash in lieu of any fractional share. If payment is to be made in cash, or to determine the cash equivalent of a fractional share, the KRI shares will be valued using the average daily closing price of the KRI stock during December 1999. Required tax amounts will be withheld.

         EMPLOYMENT RIGHTS

The Plan does not constitute a contract of employment, nor does participation in this Plan guarantee participation in any other plan.

         EFFECTIVE DATE

The Plan is subject to approval by shareholders at the Knight-Ridder 1997 annual meeting of shareholders. The Plan can be amended and extended by the Committee without shareholder approval.

         ANTI-DILUTION PROVISION

In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, rights offer, merger, consolidation, spin-off, sale of assets, payment of an extraordinary dividend, or any other change in or affecting the corporate structure or capitalization of Knight-Ridder, each restricted share then subject to an award under the Plan shall be converted into, exchanged for, or credited with the number and kind of securities or property into which each outstanding share of Knight-Ridder common stock shall be deemed to be converted or exchanged or which shall be deliverable with respect to each outstanding share of Knight-Ridder common stock as a result of such event, and the provisions of this Plan shall continue to apply to such substituted securities or property.

                   CALCULATION OF TOTAL SHAREHOLDER RETURN
                    KNIGHT-RIDDER LONG-TERM INCENTIVE PLAN



This memo outlines the methodology for calculating total shareholder return
(TSR), which is defined as annualized stock price appreciation plus reinvested dividends. For the purposes of the Long-term Incentive Plan, TSR will be calculated over a three year performance period. The calculation is described below, and reference is made to the attached exhibits.

CALCULATING TSR: SIMPLIFIED EXAMPLE

To calculate TSR, one must first determine the total return (stock appreciation plus dividends paid) at the end of the period analyzed. A simplified example of this calculation is illustrated in Exhibit 1, assuming that the period analyzed is only one year.

         -       The stock price at the beginning of the period is $40.00

         -       The stock price at the end of the period is $43.30

         -       An $0.80 dividend is paid on the last day of the year

         - When the $0.80 dividend is added to the ending stock price, the total value to the shareholder equals $44.10

         -       This results in a total dollar return of $4.10, or $44.10 minus
                 $40.00

         - The TSR for the one year period analyzed equals $4.10/$40.00, or 10.2% per year

CALCULATING THE IMPACT OF THE REINVESTMENT OF DIVIDENDS

Because we are calculating TSR over a three-year period, and because dividends are typically paid on a quarterly basis, we assume that dividends paid are reinvested in the company's stock on a quarterly basis. It is standard practice to assume that dividends are reinvested in the company's stock when calculating TSR. For the Long-term Incentive Plan, we will be calculating each peer company's TSR assuming that the dividends it pays are reinvested in that company's own stock.

The calculation of the reinvestment of dividends is as follows (see Exhibit 2):

         -       We start the beginning of the period (December 31, 1996) with
                 1.000 share worth $40.00

         - Dividends equal to $0.200 per share are paid quarterly at the end of each quarter

         - At the end of the first quarter (March 31, 1997), the dividend paid is used to purchase additional shares. This is the method by which the dividend reinvestment is calculated

                 - Quarterly dividend per share of $0.200 on 1.000 shares means that dividend of $0.200 is paid

                 - Dividend of $0.200 is reinvested in the company's stock at the closing stock price at the end of that quarter. Since the stock price at that time is $40.80, this dividend is used to purchase an additional .005 shares ($0.200/$40.80), bringing the total number of shares to 1.005

        - This process of assuming that dividends are reinvested in the company's stock is repeated at the end of the following quarter, beginning with 1.005 shares

                 - Quarterly dividend per share of $0.200 on 1.005 shares equals total dividends of $0.201

                 - Dividends of $0.201 are reinvested in company stock at the closing stock price at the end of that quarter. Since the stock price at that time is $41.62, this dividend is used to purchase an additional .005 shares ($0.201/$41.62), bringing the total number of shares to 1.010

         -       This process is repeated until the end of the period analyzed

CALCULATING TSR: ACTUAL EXAMPLE

Once the total number of shares at the end of period is determined, the TSR can be calculated (Exhibit 3).

         - The beginning value is equal to the closing stock price on the first day of the period (shown here as $40.00)

         - The ending value is equal to the closing stock price on the last day of the period times the ending number of shares (shown here as $50.73 X 1.067 = $54.15)

         - The total gain is therefore $14.15 ($54.15 - $40.00). This equals a return of 35.4% on the $40.00 starting price, calculated on a point-to-point basis. However, TSR is calculated on a compound annual growth basis, and so the return must be annualized

         - A 35.4% point-to-point return over a three-year period is equal to a 10.6% compound annual return per year:

Beginning
  Value                 Year 1                  Year 2               Year 3
of Shares            11.1% Return            11.1% Return         11.1% Return
---------            ------------            ------------         ------------

 $40.00                 $44.25                  $48.95               $54.15
                   ($40.00 X 1.106)        ($44.25 X 1.106)     ($48.95 X 1.106)


With a financial calculator, the 10.6% compound annual growth rate can be derived by inputting $40.00 as the beginning value, $54.15 as the ending value, and 3 as the number of periods. Mathematically, this is equivalent of calculating the cube root of the point-to-point return of 35.4%: 1.354 (1/3) = 1.106.

                                                                       EXHIBIT 1





                                 ILLUSTRATIVE
                         CALCULATION OF ONE-YEAR TOTAL
                              SHAREHOLDER RETURN



                                                                                          Total
                                 Stock                  Dividend                         Value of
       Date                      Price                  Per Share                         Shares
       Dec. 31, 1996            $40.00                     --                             $40.00

       Dec. 31, 1997            $43.30                  $0.80                             $44.10


                                                                     Total Return $        $4.10

                                                                      TSR                   10.2%
                                                                                   ($4.10/$40.00)


                                                                       EXHIBIT 2





                                 ILLUSTRATIVE
                     CALCULATION OF DIVIDEND REINVESTMENT




                     Shares at                                                                    Additional        Shares at
                     Beginning            Stock              Dividend            Total            Number of           End of
    Date            of Quarter            Price             Per Share          Dividends           Shares            Quarter

Dec. 31, 1996           --                $40.00               --                 --                 --                1.000

Mar. 31, 1997          1.000              $40.80              $0.200             $0.200              0.005             1.005

Jun. 30, 1997          1.005              $41.62              $0.200             $0.201              0.005             1.010

Sep. 30, 1997          1.010              $42.45              $0.200             $0.202              0.005             1.014

Dec. 31, 1997          1.014              $43.30              $0.200             $0.203              0.005             1.019

                                                                      EXHIBIT 3




                                 ILLUSTRATIVE
                   CALCULATION OF TOTAL SHAREHOLDER RETURN


                  Shares at                                                        Additional         Shares at         Total
                 Beginning          Stock         Dividend         Total           Number of            End of         Value of
Date             of Quarter         Price        Per Share       Dividends           Shares            Quarter          Shares

Dec. 31, 1996      1.000           $40.00            --             --                  --                1.000        $40.00

Mar. 31, 1997      1.000           $40.80          $0.20           $0.20               0.005              1.005        $41.00

Jun. 30, 1997      1.005           $41.62          $0.20           $0.20               0.005              1.010        $42.02

Sep. 30, 1997      1.010           $42.45          $0.20           $0.20               0.005              1.014        $43.06

Dec. 31, 1997      1.014           $43.30          $0.20           $0.20               0.005              1.019        $44.13

Mar. 31, 1998      1.019           $44.16          $0.25           $0.25               0.006              1.025        $45.26

Jun. 30, 1998      1.025           $45.05          $0.25           $0.26               0.006              1.031        $46.43

Sep. 30, 1998      1.031           $45.95          $0.25           $0.26               0.006              1.036        $47.61

Dec. 31, 1998      1.036           $46.87          $0.25           $0.26               0.006              1.042        $48.82

Mar. 31, 1999      1.042           $47.80          $0.30           $0.31               0.007              1.048        $50.11

Jun. 30, 1999      1.048           $48.76          $0.30           $0.31               0.006              1.055        $51.43

Sep. 30, 1999      1.055           $49.73          $0.30           $0.32               0.006              1.061        $52.77

Dec. 31, 1999      1.061           $50.73          $0.30           $0.32               0.006              1.067        $54.15

                                                                                              Return $                 $14.15

                                                                                              Point-to-Point Return      35.4%

                                                                                              TSR                        10.6%
